CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of California Investment Trust and to the use of our report dated October 28, 2009 on the financial statements and financial highlights of California Tax-Free Income Fund, California Insured Intermediate Fund, California Tax-Free Money Market Fund, U.S. Government Securities Fund, Short-Term U.S. Government Bond Fund, The United States Treasury Trust, S&P 500 Index Fund, S&P MidCap Index Fund, S&P SmallCap Index Fund, Equity Income Fund, European Growth & Income Fund and Nasdaq-100 Index Fund, each a series of shares of beneficial interest of California Investment Trust. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders which are incorporated by reference in such Registration Statement and Combined Prospectus/Proxy Statement.

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania
March 24, 2010